Exhibit 24.1

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Steven Singh and Francis J. Pelzer V, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ S. STEVEN SINGH S. Steven Singh	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 11, 2011

/S/ FRANCIS J. PELZER V Francis J. Pelzer V	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2011

/s/ Rajeev Singh Rajeev Singh	Director	February 11, 2011

/s/ Jeffrey T. McCabe Jeffrey T. McCabe	Director	February 11, 2011

/s/ Ed P. Gilligan Ed P. Gilligan	Director	February 11, 2011

/s/ Gordon Eubanks Gordon Eubanks	Director	February 11, 2011

/s/ Jeffrey T. Seely Jeffrey T. Seely	Director	February 11, 2011

/s/ Randall H. Talbot Randall H. Talbot	Director	February 11, 2011